ARTICLES OF AMENDMENT TO
                            ARTICLES OF INCORPORATION
                                       OF
                          THERMACELL TECHNOLOGIES, INC.

         The undersigned, being the President of THERMACELL TECHNOLOGIES, INC., a Florida corporation (the "Corporation"), does hereby certify that the Amendment provided for herein to change the name of the Corporation and to increase the number of authorized shares of the Common Stock of the Corporation was adopted unanimously by Special Corporate Actions by Written Consent of the Board of Directors of the Corporation on July 31, 2003, and written consent of shareholders owning a majority of the outstanding shares entitled to vote of the Corporation, in accordance with the provisions of Chapter 607 of the General Corporation Law of the State of Florida, and the number of votes cast in favor of the Amendments was sufficient to carry the motion.

         1. Article I of the Articles of Incorporation of the Corporation is hereby amended to read as follows:

                  I. The name of the Corporation is:

                           Absolute Waste Services, Inc.

         2. Article IV of the Articles of Incorporation, as it pertains to the authorized shares of the Capital Stock of the Corporation is hereby amended as follows:

                           ARTICLE IV - Capital Stock
                           --------------------------

                  This Corporation shall be authorized to issue a total of 200,000,000 shares of two classes of capital stock to be designated respectively preferred stock ("Preferred Stock") and Common Stock ("Common Stock"). The total number of shares of Preferred Stock the corporation shall have authority to issue is 50,000,000, $.001 par value per share and the total number of shares of Common Stock the corporation shall have authority to issue is 150,000,000, $.0001 par value per share, which shall have one (1) vote per share. The Preferred Stock authorized by this Certificate of Incorporation shall be issued in series. The Board of Directors is authorized to establish series of Preferred Stock and to fix, in the manner and to the full extent provided and permitted by law, the rights, preferences and limitations of each series of the Preferred Stock and the relative rights, preferences and limitations between or among such series including:

                  (1) the designation of each series and the number of shares that shall constitute the series;

                  (2) the rate of dividends, if any, payable on the shares of each series, the time and manner of payment and whether or not such dividends shall be cumulative;

                  (3) whether shares of each series may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

                  (4) sinking fund provisions, if any, for the redemption or purchase of shares of each series which is redeemable;

                  (5) the amount, if any, payable upon shares of each series in the event of the voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the manner and preference of such payment;

                  (6) voting rights, if any, on the shares of each series and any conditions upon the exercisability of such rights.

                  The holders of Common Stock shall be entitled to one vote for each share held at all meetings or other actions of the Stockholders of the Corporation.

         3. Pursuant to an order issued by the United States Bankruptcy Court for the Middle District of Florida, Tampa Division, case No. 01-20854-8G1, previously issued shares of the Corporation's common stock are canceled and replaced by new shares authorized from the Plan of Reorganization (the "Plan"). A total of 10,000,000 new common shares were authorized for issuance under the Plan as follows:

          (i) The Plan provides that 1,000,000 new common shares will be issued to the existing common shareholders of the Corporation. As of August 30, 2002, according to the records of the Corporation maintained by transfer agent, there were 13,0346,228 issued and outstanding shares of the Corporation's old common stock. Thus, pursuant to the Plan and the actions taken by the Corporation's board of directors and shareholders, existing ThermaCell stockholders are entitled to receive one (1) new ThermaCell common share for every 13.034 old ThermaCell common shares previously held, subject to adjustment in the event the actual number of shares outstanding are reconciled or adjusted between the transfer agent and the Corporation's records. No fractional shares, scripts or cash in lieu of fractional shares shall be issued. Shares shall be rounded to the nearest whole number. The record date shall be August 30, 2002.

          (ii) The Plan authorizes 4,000,000 new common shares be issued to the unsecured creditors on a pro rata based upon each creditor's relative percentage of total claims under the Plan in full and complete satisfaction of such unsecured creditors claims against the Corporation.

          (iii)The Plan authorizes 5,000,000 new common shares be issued to Pac Funding, LLC to satisfy debtor-in-possession funding amounts provided under the Plan.

         4. The capital of the Corporation will not be reduced under or by reason of said Amendment.

         IN WITNESS WHEREOF, the undersigned, being the President of the Corporation, has executed this Amendment to Articles of Incorporation of ThermaCell Technologies, Inc., a Florida corporation, the 31st day of July,

2003, for the purpose of amending the Articles of Incorporation under Section 607.1006, Florida Statutes, and hereby certify that the facts herein stated are true and correct, and were approved by the votes of Shareholders owning a majority of the shares entitled to vote and the vote was sufficient to carry motion.

                                THERMACELL TECHNOLOGIES, INC.,
                                a Florida corporation

                                By: /s/   Donald Huggins
                                    -----------------------------------------
                                          Donald Huggins, President


STATE OF FLORIDA           )
COUNTY OF PINELLAS         )

         The foregoing instrument was acknowledged before me this 31st day of July, 2003, by DONALD HUGGINS, as President of THERMACELL TECHNOLOGIES, INC., a Florida corporation, on behalf of said corporation, who is personally known to me.

                                    /s/      Tawny L. Best
                                    -----------------------------------------
                                    Notary Public
                                    Print Name:       Tawny L. Best
                                               ------------------------------
                                                   Commission #DD187314
                                    My Commission Expires:     February 24, 2007
                                                  Bonded thru
                                                  Atlantic Bonding Co., Inc.
MTC/ej/291900